Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Strong August Equity Sales and Improved Market Share

Reaffirms 2014 Wholesale Equity Sales Targets

New York, New York, September, 8, 2014 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today $816 million of equity sales for the month of August. Equity sale highlights include:

•	Equity sales for August 2014 were $816 million or $38.9 million per day.

•	$12 to $14 billion wholesale equity sales target reaffirmed for 2014, including sales from Strategic Capital.

•	31 investment programs offering over $40 billion in registered equity currently in distribution or registration.

•	Additional selling agreements signed during the month create selling group of approximately 370 firms with over 80,000 financial advisors.

“In the heart of the summer and during August, which is typically an exceptionally slow month for sales, we are pleased to have delivered solid August sales across our wholesale portfolio,” said Michael Weil, President of RCAP. “Investors continue to demonstrate their confidence in our platform and in alternative investments, and continue to recognize the significant benefits they provide. We are pleased with the strong reception that our diverse product offerings have gained in the marketplace. As a result, we believe we are seeing positive momentum in our sales trends in the alternatives space heading into the balance of the year and remain confident in our 2014 total equity sales target.”

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP's business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Forward-Looking Statements

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to integrate businesses acquired in recent and pending acquisitions into its existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio	Andrew G. Backman	Brian D. Jones

SVP of Public Relations	Managing Director	Chief Financial Officer

DDCworks	Investor Relations and Public Relations	RCS Capital Corporation

tdefazio@ddcworks.com	RCS Capital Corporation	BJones@rcscapital.com

(484) 342-3600	ABackman@rcscapital.com	(866) 904-2988

(917) 475-2135